SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                          ----------------------


Filed by the Registrant [x]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[X ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          ----------------------

                         BURLINGTON NORTHERN INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BURLINGTON NORTHERN INC.
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                          ----------------------

Payment of Filing Fee (Check the appropriate box): (/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          Santa Fe Pacific Corporation common stock, par value $1.00 per share.

    (2)   Aggregate number of securities to which transactions applies:
          187,049,738 shares of Santa Fe Pacific Corporation common stock.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $49 1/2 (/2/)

    (4)   Proposed maximum aggregate value of transaction: $3,148,047,091
          (/2/)

  (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994 and with the filing of two Registration Statements on Form S-4 on October 12, 1994 (Reg. No. 33-56007) and October 27, 1994 (Reg. No. 33-56183),
          respectively.

  (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.34 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is $3,148,047,091 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of October 19, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on October 21, 1994 and the exchange ratio of 0.34). The filing fee is one-fiftieth of that amount.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:...................$1,145,590

    (2)    Form, Schedule or Registration
           Statement No.:............................Preliminary Proxy
                                                     Statement
                                                     Registration Statement
                                                     on Form S-4
                                                     (Reg. No. 33-56007)
                                                     Registration Statement
                                                     on Form S-4, as amended
                                                     (Reg. No. 33-56183)
    (3)    Filing Party:          ...................Burlington Northern
                                                     Inc./Santa Fe
                                                     Pacific Corporation
    (4)      Date filed:          ...................August 8, 1994
                                  ...................October 12, 1994
                                  ...................October 27,1994




PRESS RELEASE DECEMBER 17, 1994

Contacts:  For Burlington Northern Inc.              For Santa Fe Pacific
           Corporation

           Richard Russack                           Catherine Westphal
           (817) 333-6116                            (708) 995-6273


             BURLINGTON NORTHERN AND SANTA FE PACIFIC AMEND THEIR
             MERGER AGREEMENT TO FACILITATE SUCCESSFUL COMPLETION
                    OF THEIR STRATEGIC BUSINESS COMBINATION

        -- Santa Fe to Conduct Self-Tender Offer to Purchase 38 Million
             of its Shares for $20 Per Share, Burlington Northern
       to Tender for Another 25 Million Santa Fe Shares at Same Price --

         -- Exchange Ratio Increased to .40 Burlington Northern Shares in Proposed Second-Step, Tax-Free Stock-for-Stock Exchange --

           -- Grinstein and Krebs Say Revision "Reflects Companies'
       Determination to Complete their Pro-Competitive, ICC-Approvable,
                         Financially Sound Merger" --


FORT WORTH, TEXAS and SCHAUMBURG, ILLINOIS, December 18, 1994 -- "Reflecting the determination of Burlington Northern Inc. and Santa Fe Pacific Corporation to build the value of our two companies for our respective shareholders by facilitating the successful completion of our pro-competitive, ICC-approvable and financially sound strategic business combination, BN and Santa Fe will shortly commence a joint tender offer to acquire a total of 63 million Santa Fe shares, or approximately 33 percent of all such shares outstanding, at $20 per share in a recapitalization and merger transaction," Gerald Grinstein, Chairman and Chief Executive Officer of Burlington Northern Inc., and
Robert D.  Krebs, Chairman, President and Chief Executive Officer of Santa
Fe Pacific Corporation, announced today.

Under the terms of their amended merger agreement, Santa Fe will conduct a cash tender offer at $20 per share to acquire 38 million of its shares outstanding, representing approximately 20 percent of such shares, for a total of $760 million. At the same time, BN will launch a cash tender offer, also at a price of $20 per share, to acquire 25 million shares of Santa Fe, representing approximately 13 percent of such Santa Fe shares currently outstanding, for $500 million. The tender offers will be made on a combined basis and are expected to commence on or before Friday, December 23, 1994.

Following ICC approval, which the companies expect to receive in mid-1996, BN and Santa Fe will complete their merger through a tax-free exchange of stock at the increased exchange ratio of .40 of a BN share for each remaining share of Santa Fe. This two-step transaction will have substantially the same financial effect as an acquisition of Santa Fe by BN for 33 percent in cash and 67 percent in BN stock. Based on Friday's closing price of BN common stock, the two-step transaction will have a blended value of $20.40 per Santa Fe share, or $3.8 billion in aggregate.

Mr. Grinstein said: "The boards of directors of BN and Santa Fe have unanimously reaffirmed their commitment to bring together our two great railroads in a win-win transaction for everyone concerned. This pro-competitive, end-to-end merger of our two systems will benefit shippers and the general public by providing expanded single-line rail services, while enhancing our nation's ability to compete in world markets by making efficient use of our existing transportation infrastructure. It will create a rail network in the western United States with far broader geographic coverage than either of the carriers' existing systems, enhancing the ability of U.S. shippers to get their products to market on a timely, cost-effective and competitive basis. The combined company will also be a financially strong rail carrier with a diversified traffic base and excellent financial prospects that will effectively compete with the dominant railroad in the West, Union Pacific."

The transaction structure announced today is a refinement of the one originally contemplated when the proposed merger of the two companies was announced on June 30. That transaction called for BN to acquire Santa Fe in a stock swap valued at $2.7 billion on June 30 with an exchange ratio of .27, increased on October 26 to .34 for a transaction valued at $3.2 billion on that date. The modification of the exchange ratio followed the hostile takeover bid announced by Union Pacific Corporation (UP) in early October.
On November 8, in an attempt to gain the support of Santa Fe shareholders for the UP merger proposal despite widespread doubts that a UP/Santa Fe merger would win ICC approval, UP said it would place Santa Fe's rail operations in a voting trust pending receipt of such approval. BN has challenged the legality of UP's use of a voting trust in the Third Circuit Court in Philadelphia. The Court is expected to make its decision on this issue this week.

Mr. Krebs of Santa Fe said: "A business combination of Santa Fe and BN is in the best long-term interests of both companies, their respective shareholders, and our nation. While preserving the values of the original structure for BN shareholders, the new structure allows Santa Fe shareholders who wish to receive a substantial portion of the consideration in cash up front to do so without waiting for ICC approval. At the same time, it allows Santa Fe shareholders to participate in the substantial upside potential of the combined company. This approach is the right approach for both companies. Jerry Grinstein and I and our respective boards of directors are pleased that we have found an alternative way to get the job done."

Completion of the Santa Fe self-tender offer and the BN tender offer, both of which will be financed by bank debt and available cash, is anticipated in late January 1995. The Santa Fe and BN offers are subject to each company obtaining bank financing, commitments for which are expected shortly. Under the terms of the amended merger agreement, BN will also receive a break-up fee of $50 million and expense reimbursement not to exceed $10 million in the event that the BN/Santa Fe merger is not completed because of a new competing offer.

As previously announced, BN and Santa Fe have rescheduled their respective special shareholders' meetings to vote on the BN/Santa Fe merger for Friday, January 27, 1995, with a new record date of December 27, 1994. Consummation of the tender offer is contingent, among other things, on a vote by the holders of a majority of the shares of both companies in favor of the merger.

In addition, shortly after completion of the tender offer, Santa Fe intends to offer to repurchase certain existing debt obligations totalling approximately $400 million, including (1) the $100 million 8 3/8% notes due November 1, 2001 and (2) the $100 million 8 3/8% notes due November 1, 2004. Proceeds for these repurchases will also be funded from the bank financing.

Burlington Northern Inc. (NYSE: BNI) is the parent company of Burlington Northern Railroad, the largest transporter of grain and coal in America. It also serves customers in a variety of consumer, automotive and forest products and manufacturing industries.

Santa Fe Pacific Corporation (NYSE: SFX) is the parent company of Atchison, Topeka and Santa Fe Railway and Santa Fe Pacific Pipeline Partners, L.P. Santa Fe Railway holds the record for hauling intermodal shipments, more than
1.22 million units annually, and currently serves 12 western, midwestern and southwestern states between Chicago, the West Coast, and the Gulf of Mexico.